EXHIBIT 21

                   SUBSIDIARIES OF REGISTRANT
                   __________________________


SUBSIDIARY                             STATE IN WHICH ORGANIZED


Lain and Son, Inc.                           Illinois

Glen Oak Cemetery Company                    Illinois
   (a wholly owned subsidiary
    of Lain and Son, Inc.)

Oakridge Cemetery (Hillside), Inc.           Illinois
   (a wholly owned subsidiary
    of Lain and Son, Inc.)

Stinar Corporation                           Minnesota